UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 22, 2025 (July 16, 2025)

VIEWBIX INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 001-42681

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

3 Hanehoshet St, Building B, 7th floor, Tel Aviv, Israel	6971068
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: +972 9-774-1505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously announced, on March 27, 2025, a petition (the “Petition”) was filed with the District Court of Tel Aviv-Jaffa (the “Court”) by a primary service provider (the “Service Provider”) of Gix Media Ltd. (“Gix Media”), a company incorporated under the laws of the State of Israel and a wholly-owned subsidiary of Viewbix, Inc. (the “Company”), claiming that Gix Media owes it approximately $260,000 (excluding linkage differentials and interest) and that Gix Media is unable to repay its debts to the Service Provider.

On July 16, 2025, the Court approved a settlement agreement entered into between Gix Media, the Service Provider and other creditors of Gix Media that joined the Petition (collectively, the “Service Providers”) with respect to the debts owed by Gix Media to the Service Providers. In connection with the settlement agreement, the Company agreed to provide a guarantee for the debts owed by Gix Media to the Service Providers. On July 22, 2025, pursuant to the terms of the settlement agreement, Gix Media paid approximately $1.13 million to the Service Providers as payment in full of the debts owed to the Service Providers. As a result of such payment in full by Gix Media to the Service Providers, the Petition was dismissed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viewbix Inc.

By:	/s/ Amihay Hadad
Name:	Amihay Hadad
Title:	Chief Executive Officer

Date: July 22, 2025